CERTIFICATE OF FORMATION
OF
NCR ATMCo, LLC
1.The name of the limited liability company is NCR ATMCo, LLC.
2.The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808.
3.The name and address of its registered agent is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 14th day of April, 2023.

By: /s/ Carrie Pugh
Name:    Carrie Pugh
Title:     Authorized Person